Exhibit 99.1

                  The Sagemark Companies Ltd. and Subsidiaries
                        Consolidated Financial Statements

                                December 31, 2004

                                      INDEX
                                      -----


Report of Independent Registered Public Accounting Firm ................... F-2

Consolidated Balance Sheet as of December 31, 2004  ....................... F-3

Consolidated Statements of Operations for the Years
 Ended December 31, 2004 and 2003 ......................................... F-5

Consolidated Statements of Comprehensive Loss for the
 Years Ended December 31, 2004 and 2003 ................................... F-6

Consolidated Statements of Cash Flows for the Years
 Ended December 31, 2004 and 2003 ......................................... F-7

Consolidated Statements of Shareholders' Equity for the
 Years Ended December 31, 2003 through December 31, 2004  ................. F-9

Notes to Consolidated Financial Statements  ............................... F-10

REPORT OF INDEPENDENT REGISTERED  PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders of The Sagemark Companies Ltd.
New York, New York


     We have audited the accompanying consolidated balance sheet of The Sagemark Companies Ltd. and its subsidiaries as of December 31, 2004, and the related consolidated statements of operations, comprehensive loss, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Sagemark Companies Ltd. and its subsidiaries as of December 31, 2004, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.




MOORE STEPHENS, P.C.
Certified Public Accountants,

Cranford, New Jersey
March 28, 2005

The Sagemark Companies Ltd. and Subsidiaries
Consolidated Balance Sheet
As of December 31, 2004
--------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
Cash                                                                $  5,065,000
Patient accounts receivable, net                                         320,000
Management fees receivable                                               228,000
Marketable securities, current                                             9,000
Other current assets                                                     253,000
--------------------------------------------------------------------------------
Total current assets                                                   5,875,000
--------------------------------------------------------------------------------

FIXED ASSETS:
Furniture, fixtures, equipment and
 leasehold improvements, net                                           4,770,000
Equipment held under capitalized lease obligations, net                1,924,000
--------------------------------------------------------------------------------
Total fixed assets - net                                               6,694,000
--------------------------------------------------------------------------------

OTHER ASSETS:
Investment in unconsolidated affiliate                                 2,311,000
Marketable securities, restricted                                          2,000
Goodwill                                                               4,811,000
Other assets                                                             173,000
--------------------------------------------------------------------------------
Total other assets                                                     7,297,000
--------------------------------------------------------------------------------
TOTAL ASSETS                                                        $ 19,866,000
================================================================================

See Notes to Consolidated Financial Statements.

The Sagemark Companies Ltd. and Subsidiaries
Consolidated Balance Sheet
As of December 31, 2004
--------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable                                                   $    757,000
Accounts payable, related parties                                       664,000
Accrued payroll                                                          51,000
Accrued dividends                                                        44,000
Other accrued expense                                                    74,000
Current portion of notes payable                                      1,181,000
Current portion of capitalized lease obligations                         83,000
--------------------------------------------------------------------------------
Total current liabilities                                             2,854,000
--------------------------------------------------------------------------------

LONG-TERM DEBT:
Notes payable                                                         4,158,000
Subordinated notes payable                                              392,000
Deferred interest on subordinated notes payable                          73,000
Capitalized lease obligations                                         1,874,000
--------------------------------------------------------------------------------
Total long-term debt                                                  6,497,000
--------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (footnotes 10 and 16)

MINORITY INTEREST                                                       717,000
--------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY:
Preferred stock, par value $1.00 per share                                3,000
Common stock, par value $0.01 per share, (25,000,000
 shares authorized, 6,927,761 shares issued and 6,581,003
 shares outstanding as of December 31, 2004)                             69,000
Additional paid-in-capital, common stock                             70,589,000
Accumulated other comprehensive loss                                    (40,000)
Accumulated deficit                                                 (59,132,000)
Deferred stock compensation expense                                      (5,000)
Less common stock in treasury, at cost                               (1,686,000)
--------------------------------------------------------------------------------
Total shareholders' equity                                            9,798,000
--------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $ 19,866,000
===============================================================================

See Notes to Consolidated Financial Statements.

The Sagemark Companies Ltd. and Subsidiaries
Consolidated Statements of Operations
Years Ended December 31,                                   2004            2003
--------------------------------------------------------------------------------
Revenues:

 Net patient service revenue                       $  2,879,000    $  2,234,000
 Net patient service revenue - related party             52,000         111,000
 Management fees                                      3,291,000       1,971,000
--------------------------------------------------------------------------------
Total revenues                                        6,222,000       4,316,000
--------------------------------------------------------------------------------
Operating expenses:

 Patient service costs and expenses - FDG               791,000         568,000
 Patient service costs and expenses, related party       25,000          38,000
 Patient service costs and expenses, other              175,000          99,000
 Radiology expense                                      215,000         181,000
 Equipment maintenance                                  437,000         144,000
 Professional fees                                      288,000         235,000
 Legal fees, related party                              233,000         150,000
 Billing and collection fees, related party              94,000          62,000
 Salaries, payroll taxes and fringe benefits          1,025,000       1,128,000
 Rent paid to a related party                            68,000          68,000
 Other general and administrative expenses            1,424,000       1,400,000
 Depreciation and amortization                        1,306,000       1,218,000
 Provision for bad debts                                 38,000          28,000
--------------------------------------------------------------------------------
Total operating expenses                              6,119,000       5,319,000
--------------------------------------------------------------------------------
Income (loss) from operations                           103,000      (1,003,000)
Interest expense                                       (599,000)       (649,000)
Interest income                                           4,000          16,000
Other income                                              2,000          18,000
--------------------------------------------------------------------------------
Loss from operations before share of earnings
 of unconsolidated affiliate and minority
 interest in income of subsidiaries                    (490,000)     (1,618,000)
Share of earnings of unconsolidated affiliate           231,000         218,000
Minority interest in income of subsidiaries            (533,000)       (178,000)
--------------------------------------------------------------------------------
Loss before income tax provision                       (792,000)     (1,578,000
Income tax provision                                    (26,000)         (6,000)
--------------------------------------------------------------------------------
Net loss                                           ($   818,000)   ($ 1,584,000)
===============================================================================
Basic and diluted loss per common share:

 Net loss                                          ($      0.26)   ($      0.80)
===============================================================================
Weighted average common shares outstanding            3,099,169       1,969,581
===============================================================================

See Notes to Consolidated Financial Statements.

The Sagemark Companies Ltd. and Subsidiaries
Consolidated Statements of Comprehensive Loss
Years Ended December 31,                                        2004            2003
------------------------------------------------------------------------------------
Net loss                                                ($   818,000)   ($ 1,584,000)
Other comprehensive income (expense):
 Unrealized holding gains (losses) on
  available for sale securities                                4,000         (17,000)
------------------------------------------------------------------------------------
   Total unrealized investment holding gains (losses)          4,000         (17,000)
------------------------------------------------------------------------------------
Comprehensive loss                                      ($   814,000)   ($ 1,601,000)
====================================================================================

See Notes to Consolidated Financial Statements.

The Sagemark Companies Ltd. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31,                                       2004            2003
-----------------------------------------------------------------------------------
CASH FLOWS - OPERATING ACTIVITIES
Net loss                                               ($   818,000)   ($ 1,584,000)
Adjustments to reconcile net loss
 to net cash - operating activities:
   Depreciation and amortization                          1,306,000       1,218,000
   Share of earnings of unconsolidated affiliates          (231,000)       (218,000)
   Stock option compensation expense                          5,000          12,000
   Provision for bad debt expense                            38,000          28,000
   Minority interest in income of subsidiaries              533,000         178,000
   Other non cash components of operating activities             --         (12,000)
   Change in assets and liabilities:
     Patient accounts receivable, net                       169,000        (311,000)
     Management fees receivable, net                         11,000        (239,000)
     Other current assets                                  (131,000)        (22,000)
     Accounts payable                                        11,000         267,000
     Accounts payable, related parties                      386,000         138,000
     Accrued payroll and related expenses                   141,000         357,000
     Other accrued expense                                  (75,000)        125,000
     Deferred interest on subordinated debt                  37,000          33,000
-----------------------------------------------------------------------------------
Net cash - operating activities                           1,382,000         (30,000)
-----------------------------------------------------------------------------------
CASH FLOWS - INVESTING ACTIVITIES
Purchase fixed assets                                      (460,000)     (2,427,000)
Advances made on notes receivable                                --         (61,000)
Repayments of notes receivable                                   --          81,000
Other investing activities                                    6,000           9,000
-----------------------------------------------------------------------------------
Net cash - investing activities                            (454,000)     (2,398,000)
-----------------------------------------------------------------------------------
CASH FLOWS - FINANCING ACTIVITIES
Proceeds from private placement offering                  5,922,000         850,000
Offering costs                                             (989,000)        (29,000)
Loan proceeds                                               503,000       2,299,000
Subordinated note proceeds                                       --         192,000
Payments on notes payable                                (1,081,000)       (650,000)
Payments on capital lease obligations                       (43,000)        (34,000)
Distributions to minority interest investors               (701,000)       (216,000)
Deferred financing costs                                         --         (40,000)
-----------------------------------------------------------------------------------
Net cash - financing activities                           3,611,000       2,372,000
-----------------------------------------------------------------------------------
Net increase (decrease) in cash                           4,539,000         (56,000)
Cash - Beginning of year                                    526,000         582,000
-----------------------------------------------------------------------------------
Cash - End of year                                     $  5,065,000    $    526,000
===================================================================================

                                                                     (continued)

See Notes to Consolidated Financial Statements.

The Sagemark Companies Ltd. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31,                                   2004             2003
--------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest                                           $    562,000     $    616,000
Income taxes                                       $     26,000     $      6,000

SUPPLEMENTAL DISCLOSURES OF NON CASH INVESTING AND FINANCING ACTIVITIES

During the year ended December 31, 2004
---------------------------------------

     During 2004, Theodore Shapiro, a Director of the Company and its Chief Executive Officer exchanged $325,000 of accrued salary for 130,000 shares of the Company's common stock.

     On June 28, 2004, pursuant to the Stock Purchase Agreement, as amended, between the Company and Premier's Founders, the Company issued 1,415,000 shares of the Company's common stock to the Premier Founders. The value of the shares was $4,811,000 and represents goodwill.

     During 2004, the Company entered into capital lease obligations having an aggregate net present value of $1,831,000 resulting in a non cash increase in fixed assets.

During the year ended December 31, 2003
---------------------------------------

     During 2003, the Company entered into capital lease obligations having an aggregate net present value of $111,000 resulting in a non cash increase in fixed assets.

     During 2003, Dr. Stephen A. Schulman, a Director of the Company and the Chief Executive Officer of Premier P.E.T. Imaging International, Inc., a wholly owned subsidiary, forgave $293,000 of accrued salaries owed to him. The $293,000 reduction in accrued salaries is presented in the financial statements as additional paid-in capital.

     During 2003, the Company sold 440,000 shares of common stock for gross proceeds of $1,100,000 and incurred offering expenses of $29,000 resulting in net proceeds of $1,071,000. Of the shares sold, Mr. Shapiro purchased 50,000 shares in exchange for $125,000 of deferred salary owed to him, Dr. Schulman purchased 50,000 shares in exchange for $125,000 of deferred salary owed to him, and outside investors purchased 340,000 shares for $850,000.

See Notes to Consolidated Financial Statements.

The Sagemark Companies Ltd. and Subsidiaries
Consolidated Statements of Shareholders' Equity
Years Ended December 31, 2003 through December 31, 2004

---------------------------------------------------------------------------------------------------------------------------------
                                          Preferred                                                  Addi-         Accumulated
                                            Shares                                                   tional          Other
                                            Issued                                   Common         Paid-in          Compre-
                                             and         Common         Pref-         Stock,        Capital,         hensive
                                             Out-        Shares         erred         Par           Common,          Income
                                           standing      Issued         Stock         Value          Stock           (Loss)
---------------------------------------------------------------------------------------------------------------------------------
BALANCE,
December 31, 2002                            2,962      1,992,011   $      3,000   $     20,000   $ 59,406,000    $    (27,000)
Shares issued under private
  placement offering                            --        440,000             --          4,000      1,096,000              --
Offering costs                                  --             --             --             --        (29,000)             --
Unrealized investment holding
 losses                                         --             --             --             --             --         (17,000)
Issuance of stock purchase
 warrants                                       --             --             --             --         13,000              --
Cancellation of stock
 purchase warrant                               --             --             --             --       (214,000)             --
Forgiveness of accrued
 executive salaries                             --             --             --             --        293,000              --
Deferred stock compensation                     --             --             --             --             --              --
Distributions to minority
 interest investors                             --             --             --             --             --              --
Net loss                                        --             --             --             --             --              --
---------------------------------------------------------------------------------------------------------------------------------
BALANCE,
December 31, 2003                            2,962      2,432,011   $      3,000   $     24,000   $ 60,565,000    $    (44,000)
Shares issued under private
 placement offering                             --      2,950,750             --         30,000      5,892,000              --
Offering costs                                  --             --             --             --       (989,000)             --
Unrealized investment holding gains             --             --             --             --             --           4,000
Shares issued in lieu of payment
 of executive salaries                          --        130,000             --          1,000        324,000              --
Deferred stock compensation                     --             --             --             --             --              --
Shares issued pursuant to
 earn-out provisions -related
 parties (see Note 11)                          --      1,415,000             --         14,000      4,797,000              --
Distributions to minority
 interest investors                             --             --             --             --             --              --
Net loss                                        --             --             --             --             --              --
---------------------------------------------------------------------------------------------------------------------------------
BALANCE,
December 31, 2004                            2,962      6,927,761   $      3,000   $     69,000   $ 70,589,000    $    (40,000)
=================================================================================================================================


------------------------------------------------------------------------------------------------------

                                                                           Deferred         Total
                                                              Less          Stock           Share-
                                            Accumu-          Common         Compen-         holders'
                                            lated           Stock in        sation          Equity
                                            Deficit         Treasury        Expense        (Deficit)
------------------------------------------------------------------------------------------------------
BALANCE,
December 31, 2002                         $(55,813,000)   $ (1,686,000)   ($   223,000)   $  1,680,000
Shares issued under private
  placement offering                                --              --              --       1,100,000
Offering costs                                      --              --              --         (29,000)
Unrealized investment holding
 losses                                             --              --              --         (17,000)
Issuance of stock purchase
 warrants                                           --              --         (13,000)             --
Cancellation of stock
 purchase warrant                                   --              --         214,000              --
Forgiveness of accrued
 executive salaries                                 --              --              --         293,000
Deferred stock compensation                         --              --          12,000          12,000
Distributions to minority
 interest investors                           (216,000)             --              --        (216,000)
Net loss                                    (1,584,000)             --              --      (1,584,000)
------------------------------------------------------------------------------------------------------
BALANCE,
December 31, 2003                         $(57,613,000)   $ (1,686,000)   ($    10,000)   $  1,239,000
Shares issued under private
 placement offering                                 --              --              --       5,922,000
Offering costs                                      --              --              --        (989,000)
Unrealized investment holding gains                 --              --              --           4,000
Shares issued in lieu of payment
 of executive salaries                              --              --              --         325,000
Deferred stock compensation                         --              --           5,000           5,000
Shares issued pursuant to
 earn-out provisions -related
 parties (see Note 11)                              --              --              --       4,811,000
Distributions to minority
 interest investors                           (701,000)             --              --        (701,000)
Net loss                                      (818,000)             --              --        (818,000)
------------------------------------------------------------------------------------------------------
BALANCE,
December 31, 2004                         $(59,132,000)   $ (1,686,000)   ($     5,000)   $  9,798,000
======================================================================================================

See Notes to Consolidated Financial Statements.

The Sagemark Companies Ltd. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2004 and 2003
--------------------------------------------------------------------------------

(1) Summary of Significant Accounting Policies

Organization
------------

     The Sagemark Companies Ltd. ("Sagemark", the "Company" or the "Registrant"), (formerly Consolidated Technology Group Ltd., formerly Sequential Information Systems, Inc.) is a publicly held New York corporation organized in 1961.

     Sagemark acquired all of the stock of Premier P.E.T. Imaging International, Inc. ("Premier") and Premier Cyclotron International Corp. ("PCI") from Premier's and PCI's founders ("Premier's Founders") for 6,000 shares of its common stock on May 14, 2001 pursuant to a Stock Purchase Agreement between the Company and Premier's Founders. Pursuant to the Stock Purchase Agreement, Premier's Founders were entitled to receive an aggregate of 1,917,000 additional shares of Sagemark's common stock (319,500 shares of Sagemark's common stock for each of the first six PET Centers established by Premier) if and when the PET Center achieves positive earnings before the deduction of interest expense, income taxes, depreciation and amortization during at least one month during the first eighteen months of each PET Center's operations. On December 30, 2003 the Stock Purchase Agreement was amended whereby, among other things, Premier's Founders reduced the number of shares they were entitled to receive by 502,000 shares. On June 28, 2004, pursuant to the Stock Purchase Agreement, as amended, between the Company and Premier's Founders, the Company issued 1,415,000 shares of the Company's common stock to the Premier Founders. The value of the shares was $4,811,000 and represents goodwill. The issuance of such shares will limit the Company's utilization of its tax net operating loss carryover to approximately $420,000 per year for losses incurred prior to the issuance of such shares, per Section 382 of the Internal Revenue Code.

     On March 29, 2001, Premier P.E.T. Imaging of Wichita, Inc. was formed as a wholly owned subsidiary of Premier. Effective March 29, 2002, Premier P.E.T. Imaging of Wichita, Inc. merged with and into Premier P.E.T. Imaging of Wichita, LLC. Premier P.E.T. Imaging of Wichita, LLC ("PET Wichita") is a wholly owned subsidiary of Premier and was created for the purpose of such merger.

     On January 8, 2002, Premier PET Imaging of New Jersey, Inc. ("PET NJ") was formed as a wholly owned subsidiary of Premier. During the fourth quarter of 2002 Morris County PET Management LLC ("Morris Management") was capitalized by issuing 100 Membership Units (the "Morris Units") at a purchase price of $2,600 per unit of which $100 represents a capital contribution and $2,500 represents subordinated debt. On October 15, 2002, Premier purchased 77 Morris Units for a total of $200,200, and other investors had previously purchased 23 Morris Units for a total of $59,800. In each of November 2002 and July 2003, Premier sold 8 (an aggregate of 16 Morris Units) of its initial 77 Morris Units to other investors for a total of $41,600 and as of December 31, 2004 Premier owns 61% of Morris Management.

     During the second and third quarters of 2002, Premier PET of Long Island LLC ("PET LI") was capitalized by issuing 100 Membership Units (the "Long Island Units") at a purchase price of $2,600 per unit of which $100 represents a capital contribution and $2,500 represents subordinated debt. On July 3, 2002, Premier purchased 51 Long Island Units for a total of $132,600, and on June 25, 2002, another investor purchased 49 Long Island Units for a total of $127,400. As of December 31, 2004, Premier owns 51% of PET LI.

     During the first quarter of 2003, Hialeah PET Management LLC ("Hialeah Management") was capitalized by issuing 100 Membership Units (the "Hialeah Units") at a purchase price of $3,600 per unit of which $100 represents a capital contribution and $3,500 represents subordinated debt. Premier purchased 51 Hialeah Units for a total of $183,600, and other investors purchased 49 Hialeah Units for a total of $176,400. As of December 31, 2004, Premier owns 51% of Hialeah Management.

     During the third quarter of 2003, P.E.T. Management of Queens, LLC ("Queens Management"), a New York limited liability company, was formed for the purpose of establishing and managing the Queens PET Center. In the second quarter of 2004 Queens Management was capitalized by issuing 100 Membership Units (the "Queens Units"). Initially Premier purchased 90 Queens Units for a total of $109,000 of which $9,000 represented a capital contribution and $100,000 represents subordinated debt. As of December 31, 2004, Premier owns 100% of Queens Management.

Nature of Operations
--------------------

     Since May 14, 2001 the Company has been engaged in acquiring, organizing and operating outpatient diagnostic imaging centers (the "PET Centers") throughout the United States utilizing positron emission tomography scanning equipment ("PET Scanning Equipment"). The diagnostic procedures we perform are used to detect cancer in the human body. The Company's PET Centers are organized through Premier.

     As of December 31, 2004, Premier had established five PET Centers located in: (1) Wichita, Kansas; (2) Parsippany, New Jersey; (3) Rockville Center, New York; (4) Hialeah, Florida; and (5) Queens, New York. The PET Center located in Wichita, Kansas reflects the operations of PET Wichita, a wholly owned subsidiary of Premier. The PET Center located in Parsippany, New Jersey reflects the operations of PET NJ, a wholly owned subsidiary of Premier, and is managed by Premier's 61% owned subsidiary, Morris Management. The PET Center located in Rockville Center, New York is an independently owned PET Center, Rockville PET Imaging, P.C., ("PET Rockville"), which is managed by Premier's 51% owned subsidiary, PET LI. The PET Center located in Hialeah, Florida is an independently owned PET Center, Eiber Radiology, Inc. ("Eiber Radiology"), which is managed by Premier's 51% owned subsidiary, Hialeah Management. The PET Center located in Queens, New York is an independently owned PET Center, Forest Hills PET Imaging, P.C., which is managed by Premier's 100% owned subsidiary, Queens Management.

     PET Wichita started generating revenues in the third quarter of 2001. PET NJ started generating revenues in February 2003 and, pursuant to an Administrative Services Agreement dated May 22, 2002, Morris Management is entitled to receive management fees payable by PET NJ from PET Center revenues that may not exceed $401,000 per month. The agreement expires in May 2012, and shall renew automatically for an additional ten years. The management fees received by Morris Management are eliminated in consolidation.

     PET Rockville started generating revenue in October 2002 and, pursuant to a Turnkey License and Services Agreement dated June 10, 2002, PET LI is entitled to receive management fees payable by PET Rockville from PET Center revenues that may not exceed $200,000 per month during the first nine months of the agreement and $400,000 per month for each month thereafter. According to the terms of the agreement a portion of the management fee can be deferred to the extent that the contracted radiology groups practice revenues, less the payment of operating costs, billing and collection fees and pet scan reading/interpretation fees are not sufficient to pay the contracted management fee amount. This deferred management fee shall then be considered an advance by the Company and accrue interest at a rate of 5% per annum from the date of the deferral through the date of payment. The agreement expires in June 2012, with two five year renewal options.

     The PET Center in Hialeah started generating revenues in February 2003 and pursuant to an Administrative Services Agreement dated February 1, 2003, Hialeah Management is entitled to receive management fees payable from the independent Hialeah PET Center revenues in the amount of $250,000 per month for the first six months of the agreement, $300,000 per month for the next six months of the agreement and $400,000 for each month thereafter. The agreement expires in February 2013, and can be renewed for an additional ten years.

     The Queens PET Center did not generate revenues during 2004. Pursuant to a Turnkey License and Services Agreement dated December 31, 2004, Queens Management is entitled to receive management fees payable by Forest Hills PET Imaging P.C. from any of its future revenues in the amount of $200,000 for each of the first nine months of the Turnkey License and Services Agreement, and $400,000 for each month thereafter. The agreement expires in December 2014.

Principles of Consolidation
---------------------------

     The accompanying consolidated financial statements include the accounts of the Company and all of its wholly owned and majority owned subsidiaries. Premier Cyclotron International Corp. and Premier Pet Imaging of Arlington Heights, Inc. were inactive during 2004 and 2003.

     All significant intercompany balances and transactions have been eliminated. For consolidated subsidiaries that are not wholly owned, the Company eliminates the minority interest portion of any related profits and losses. The allocable losses of such minority interests are in excess of the Company's investment in such subsidiaries by $118,000 at December 31, 2003 of which $75,000 relates to Morris Management and $43,000 relates to Hialeah Management.

     In January 2003, the Financial Accounting Standards Board ("FASB")issued Statement of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 ("FIN 46"). In December 2003, the FASB modified FIN 46 to make certain technical corrections and address certain implementation issues that had arisen. FIN 46 provides a new framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements.

     In general, a VIE is a corporation, partnership, limited liability corporation, trust or any other legal structure used to conduct activities or hold assts that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. However, FIN 46R specifically excludes a VIE that is a business if the variable interest holder did not participate significantly in the design or redesign of the entity.

         We adopted the provisions of FIN 46R as of January 2004. We have reviewed the Company's unconsolidated contracted radiology practice arrangements and its investment in unconsolidated affiliate under the provision and have determined that none of these arrangement meets the definition of a variable interest entity.

Cash
----

     The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2004, all of the Company's cash represents bank deposits.

Accounts Receivables
--------------------

     All of the Companies accounts receivables are reported at their net collectible amounts. The Company routinely assesses the strength of each payor mix and components, and based upon overall collection trends, factors surrounding the credit risk of the payor and overall economic conditions establishes an allowance for doubtful accounts. As a consequence, the Company believes that its credit risk exposure beyond the reserve is limited. Specific accounts for which no payments have been received for six consecutive months are considered delinquent and customary collection efforts are initiated. Specific accounts for which no payments have been received for twelve months are written-off. The reserve for uncollectible accounts at December 31, 2004 was $50,000.

Marketable Securities
---------------------

     All of the Company's investments that are classified as marketable securities have readily determinable fair market values, are categorized as available-for-sale and are recorded at fair market value. Unrealized gains and losses are recorded as a separate component of shareholders' equity and are included in the statement of other comprehensive loss. Additionally, when the fair market value of securities decline and in the opinion of management, the decline in market value of those securities are other than temporary, the cost basis of the individual security will be written down to fair value and the amount of the write-down shall be charged to earnings as a realized loss. As of

December 31, 2004 the marketable securities that are classified as current assets represent the fair market value of the Company's investments in freely tradable shares and the marketable securities classified as long-term assets represent the fair market value of the Company's investment in restricted shares.

Fixed Assets
------------

     Furniture, fixtures, equipment and leasehold improvements are carried at cost less allowances for accumulated depreciation. The cost of equipment held under capital leases is equal to the lower of the net present value of the minimum lease payments or the fair market value of the leased property at the inception of the lease. Depreciation is computed generally by the straight-line method at rates adequate to allocate the cost of applicable assets over their expected useful lives which ranges from 2-7 years for furniture, fixtures and equipment. Leasehold improvements are amortized over periods not in excess of applicable lease terms. Amortization of capitalized leases and leasehold improvements is included with depreciation expense. All of the Company's furniture, fixtures, equipment and leasehold improvements are pledged as collateral for borrowings.

Investments in Unconsolidated Affiliates
----------------------------------------

     Investments in unconsolidated affiliates, jointly owned companies and other investees in which the Company owns 20% to 50% interest or otherwise exercises significant influence are carried at cost, adjusted for the Company's proportionate share of their undistributed earnings or losses.

Long-Lived Assets - Goodwill
----------------------------

     On May 14, 2001, the Company acquired all of the stock of Premier P.E.T. Imaging International, Inc. ("Premier") and Premier Cyclotron International Corp. ("PCI") from Premier's and PCI's founders ("Premier's Founders") for 6,000 shares of its common stock pursuant to a Stock Purchase Agreement between the Company and Premier's Founders. Pursuant to the Stock Purchase Agreement, as amended, Premier's Founders were entitled to earn an aggregate of 1,415,000 additional shares of the Company's common stock. All of the conditions necessary to earn such contingent shares of common stock were met and on June 28, 2004 the Company issued such shares to Premier's Founders. The value of the shares approximated $4,811,000 and represents goodwill. The Company evaluates the recoverability and measures the potential impairment of its goodwill under Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets". Under SFAS No. 142, the cost of goodwill and certain intangible assets with indefinite lives acquired in a business combination are no longer amortized, but instead are reviewed annually (or more frequently if impairment indicators are present) for impairment. Goodwill arising from the issuance of such contingent shares was tested for impairment upon issuance and such test indicated there was no impairment of goodwill.

     Long-lived assets are reviewed annually for possible impairment, or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to the estimated recoverable value. Based on this evaluation, as of December 31, 2004, the balances as reported in the accompanying balance sheet are expected to be fully recoverable. However, it is at least reasonably possible that management's estimate of future recoverability may change in the near term, thus resulting in an acceleration in or complete write-off of certain long-lived assets.

Revenue Recognition
-------------------

Net Patient Service Revenues

     Net patient service revenues are reported at the estimated net realizable amounts due from patients, third-party payors, and others for services rendered, including provisions for estimated contractual adjustments (based on historical experience) under reimbursement agreements with third-party payors. The Company is not engaged in the practice of medicine and does not employ physicians. The Company has the legal right to set the fees for the services rendered, and such fees are billed at the time such services are rendered. The patient or third-party payor is legally obligated to the Company for the amount billed. Bills to third-party payors are based on contractual arrangements between the Company and the third-party payors. Contractual adjustments are determined based upon a review of reimbursement policies an dhistorical collections experience using a retrospective collecton analysis for each payor mix. For the years ended December 31, 2004 and 2003, contractual adjustments amounted to approximately $2,232,000 and $1,419,000, respectively. The Company has historically not provided any significant amount of charity care.

Management Fees

     Management fee revenues are derived from agreements with contracted radiology practice group's/PET scan centers. The Company enters into agreements with a radiology practice group's/PET scan centers which typically have initial terms of 10 years and contain renewal options for an additional term. Under these agreements, the Company provides the necessary positron emission tomography equipment, office equipment, practice premises and administrative support services, and in turn receives a management fee based upon the practice group's cash collections from imaging procedures. The management fee is recorded at its net realizable value. Under the terms of the medical service agreements, the contracted radiology practice group's/PET scan centers are also permitted to retain amounts for physician and technician salaries of the affiliated practices.

Income Taxes
------------

     The Company accounts for income taxes using the asset and liability approach. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, management does not expect to be realized.

Basic and Diluted Loss Per Share
--------------------------------

     Basic loss per share reflects the amount of loss for the period available to each share of common stock outstanding during the reporting period. Diluted loss per share reflects basic loss per share, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities (warrants or options) into common stock.

     The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect on loss per share (i.e. reducing loss per share). The dilutive effect of outstanding options and warrants and their equivalents are reflected in dilutive earnings per share by the application of the treasury stock method which recognizes the use of proceeds that could be obtained upon the exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common stock at the average market price of the common stock during the period.

     During 2004 and 2003 and as of December 31, 2004 warrants and options issued to employees and consultants pursuant to the Company's long-term stock incentive plan to purchase an aggregate of 636,000 shares of common stock at prices ranging from $1.13 to $3.50 per share were outstanding. In connection with a private placement of its securities, in November 2004 and December 2004, the Company granted warrants to purchase an aggregate of 873,225 shares of common stock for $2.00 per share and warrants to purchase an aggregate of 1,455,375 shares of common stock for $4.00 per share. In January 2005, in connection with the same private placement, the Company granted warrants to purchase an aggregate of 251,775 shares of common stock for $2.00 per share and warrants to purchase an aggregate of 419,625 shares of common stock for $4.00 per share. For 2004 and 2003, all of the Company's potential common shares were anti-dilutive and a dual presentation of loss per share is not presented. Such items may dilute earnings per share in the future.

Fair Value of Financial Instruments
-----------------------------------

     Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and cash equivalents, notes receivable and other current liabilities, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity. For investments in marketable securities, fair value is estimated based on current quoted market price. The fair value of the Company's investment in unconsolidated affiliate is estimated to approximate its equity method balance and the fair value of furniture, fixtures and equipment is estimated to approximate their net book values. The fair value of capital lease and note payable obligations as recorded approximate their fair values as represented by the net present value of the future payments on the underlying obligations.

Concentration of Credit Risk
----------------------------

     Financial instruments that potentially subject the Company to significant concentrations of credit risk include cash and accounts receivable. As of December 31, 2004, all of the Company's cash is placed with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. As of December 31, 2004 the Company had $4,528,000 of cash balances in excess of federally insured limits. A majority of the Company's net patient service revenue and accounts receivable were generated from two customers. During 2004, $1,438,000, or 49% of net patient service revenue was from one governmental agency, $939,000, or 32% of net patient service revenue was from one commercial health insurance carrier and $52,000, or 2% of net patient service revenue was from an entity owned by Dr. Stephen A. Schulman, who is a director of the Company and the Chief Executive Officer of Premier. During 2003, $1,085,000, or 46% of net patient service revenue was from one governmental agency, $552,000, or 23% of net patient service revenue was from one commercial health insurance carrier and $134,000, or 5% of net patient service revenue was from an entity owned by Dr. Schulman. As of December 31, 2004, $91,000, or 28%, of patient accounts receivable were due from one governmental agency and $125,000, or 39%, of patient accounts receivable were due form one managed health carrier. The Company does not require collateral to support accounts receivable or financial instruments subject to credit risk.

Stock Options and Similar Equity Instruments
--------------------------------------------

     The Company adopted the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation," as amended by SFAS No. 148 "Accounting for Stock Based Compensation - Transition and Disclosure," for stock options and similar equity instruments (collectively "Options") issued to employees. SFAS No. 123 allows for the choice of recording stock options issued to employees using Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" while disclosing the effects, on a pro forma basis, of using SFAS No. 123 in the footnotes to the financial statements. The Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by APB Opinion No. 25, rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. (See note 17).

Use of Estimates
----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications
-----------------

     Certain 2003 items have been reclassified to conform to the December 31, 2004 presentation.

(2) Accounts Receivable

     The Company's accounts receivables as of December 31, 2004 are summarized as follows:

                                         Patient    Management
                                        Accounts          Fees
                                      Receivable    Receivable        Total
                                      ----------    ----------   ----------
Accounts receivable                   $  614,000    $  228,000   $  842,000
Contractual allowances                  (244,000)           --     (244,000)
Allowance for doubtful accounts          (50,000)           --      (50,000)
                                      ----------    ----------   ----------
Accounts receivable, net              $  320,000    $  228,000   $  548,000
                                      ==========    ==========   ==========

     As of December 31, 2004 $548,000 of the Company's accounts receivable are pledged as collateral for borrowings.

     Changes in the allowance for doubtful accounts for the year ended December 31, 2004 is as follows:

Year Ended December 31,                     2004
------------------------------------------------
Balance at beginning of year             $29,000
Provision for bad debts                   38,000
Doubtful accounts written-off            (17,000)
                                         -------
Balance at end of year                   $50,000
                                         =======

(3) Furniture, Fixtures, Equipment and Leasehold Improvements

     The Company's furniture, fixtures, equipment and leasehold improvements as of December 31, 2004 are summarized as follows:

Medical equipment                     $6,132,000
Leasehold improvements                 1,402,000
Furniture and fixtures                    78,000
                                      ----------
Total at cost                          7,612,000
Accumulated depreciation              (2,842,000)
                                      ----------
Furniture, fixtures, equipment
 and leasehold improvements, net      $4,770,000
                                      ==========

     During 2004 and 2003, the Company recorded depreciation of $1,217,000 and $1,157,000, respectively. All of the Company's furniture, fixtures, equipment and leasehold improvements are pledged as collateral for borrowings as of December 31, 2004.

(4) Equipment Held Under Capitalized Lease Obligations

     The Company's equipment held under capitalized lease obligations as of December 31, 2004 are summarized as follows:

Computer equipment                      $  108,000
Medical equipment                        1,831,000
Furniture and equipment                    120,000
                                        ----------
                                         2,059,000

Accumulated amortization                  (135,000)
                                        ----------
Equipment held under capitalized
 lease obligations, net                 $1,924,000
                                        ==========

     During 2004 and 2003, the Company recorded amortization of $66,000 and $39,000, respectively, related to equipment held under capitalized leases. Premier Health Services, Inc., whose Chief Executive Officer and Director is Dr. Schulman, has guaranteed approximately $11,000 of the outstanding lease obligations.

     As of December 31, 2004, the future minimum lease payments under capital leases are as follows:

   2005                                   $  253,000
   2006                                      435,000
   2007                                      413,000
   2008                                      390,000
   2009                                      382,000
   Thereafter                                765,000
                                          ----------
                                           2,638,000

Less amount representing imputed interest   (681,000)
                                          ----------
Present value of net minimum capital
 lease payments                            1,957,000
Current portion of capitalized
 lease obligations                            83,000
                                          ----------
Non current portion of capitalized
 lease obligations                        $1,874,000
                                          ==========

     In December 2004, the Company entered into two capital leases with GE Capital Services, Inc. which represent a significant portion of the Company's total capitalized lease obligations. Pursuant to the underlying lease agreement, the Company is subject to certain default and remedy provisions, which include the following: (1) the Company must maintain a cash balance of not less than $500,000; (2) the Company's total indebtedness must not exceed three times its tangible net worth; and, (3) the Company's ownership must not materially change (excluding private placements of less than fifty percent of the total and issued outstanding shares of capital stock).

(5) Investment in Unconsolidated Affiliates

     The Company committed to make $4,920,000 in capital contributions to Trident Growth Fund L.P. ("Trident" or the "Partnership") and, as of December 31, 2004, all but $188,000 of such contributions has been made. The Partnership's general partner has agreed to defer the remaining $188,000 capital contribution until all other Limited Partners make their required contributions and Trident fully invests all of its funds. The Partnership received $3,500,000 of capital from new partners during 2003. With the addition of the new partners the Company's ownership in the Partnership was reduced from 34.5% to 24.1%, effective January 1, 2004.

     The Company's December 31, 2004 investment balance in Trident, under the equity method, is presented in the following table.

Total Subscription at inception                    $4,920,000
Subscription payable at inception                    (333,000)
-------------------------------------------------------------
Capital contributions paid-in at inception          4,587,000
Expenses allocated to Trident in 1999                (557,000)
Sale of 27% limited partnership interest           (1,584,000)
Reduction in subscription payable balance upon
 sale of 27% limited partnership interest             145,000
Cumulative equity method loss                        (280,000)
-------------------------------------------------------------
Equity method investment balance                   $2,311,000
=============================================================

At December 31, 2004 the equity method investment balance of $2,311,000 is $531,000 less than the amount of underlying equity in net assets, $2,842,000, because of temporary unrealized appreciation in investments. If such unrealized appreciation was permanent the Company's net loss for the year ended December 31, 2004 would be reduced by $531,000; and the equity method investment balance at December 31, 2004 would be $2,842,000. The Company does not have operating control as it relates to Trident Growth Fund, L.P.

     The condensed results of operations and financial position of Trident is summarized in the following table.

Years ended December 31,                 2004            2003
-------------------------------------------------------------
Income                           $  2,657,000    $  2,681,000
Operating expenses                 (2,146,000)     (2,073,000)
Investment gains (losses)             447,000         (21,000)
-------------------------------------------------------------
Net income                       $    958,000    $    629,000
=============================================================

As of December 31, 2004
-------------------------------------------------------------
Investments at fair value                        $ 24,857,000
Other assets                                        5,847,000
SAB debentures                                    (18,365,000)
Other liabilities                                    (561,000)
-------------------------------------------------------------
Partnership capital                              $ 11,778,000
=============================================================

(6) Marketable Securities

     The Company's investment in marketable securities is detailed in the following tables.

Current marketable securities as of December 31, 2004
------------------------------------------------------------
Common stock at cost                                 $50,000
Unrealized holding loss                              (40,000)
------------------------------------------------------------
Market value                                         $10,000
============================================================

Restricted marketable securities as of December 31, 2004
------------------------------------------------------------
Restricted securities at cost                        $38,000
Realized loss for permanent decline in value,
 recognized in 1998                                  (36,000)
------------------------------------------------------------
Market value                                         $ 2,000
============================================================

     The change in net unrealized holding loss on marketable securities is summarized in the following table.

As of December 31, 2004

------------------------------------------------------------
Beginning balance                                   $(44,000)
Current net change in unrealized holding loss          4,000
------------------------------------------------------------
Ending balance                                      $(40,000)
============================================================

(7) Notes Payable

     As of December 31, 2004, amounts outstanding on notes payable consist of the following:

  PET Wichita (a)                                 $1,094,000
  PET NJ (b)                                       1,333,000
  PET LI (c)                                       1,241,000
  Hialeah Management (d)                           1,213,000
  Queens Management (e)                              458,000
------------------------------------------------------------
Total senior notes payable                         5,339,000
Less:  Current portion of senior notes payable     1,181,000
------------------------------------------------------------
Long-term portion senior of notes payable         $4,158,000
============================================================

     The aggregate maturities of the notes payable are follows:

Year Ending December 31,                              Amount
------------------------                          ----------
   2005                                           $1,181,000
   2006                                            1,321,000
   2007                                            1,452,000
   2008                                            1,082,000
   2009                                              136,000
   Thereafter                                        167,000
                                                  ----------
Total maturities of senior notes payable          $5,339,000
                                                  ==========

     During 2004 and 2003 interest expense on the notes payable was $538,000 and $589,000, respectively.

     (a) In April 2001, PET Wichita obtained $1.758 million in medical equipment and leasehold improvement financing from DVI Financial Services, Inc. ("DVI") to purchase PET Scanning Equipment and to pay for leasehold improvements necessary to establish PET Wichita. The loan has a term of sixty-six months commencing September 25, 2001 and a fixed rate of interest of 10.60%. On June 22, 2004 we executed an agreement modifying the repayment terms to the note payable whereby beginning June 25, 2004, the modified repayment terms of this note require six monthly payments of interest only and sixty monthly payments of principal and interest. Sagemark and Premier have guaranteed the financing. The Company paid a non-refundable $16,200 commitment fee to DVI. The loan agreement has various covenants, including a debt to tangible net worth ratio of no more than three to one, a cash balance of $500,000; restrictions on any mergers, consolidations, sales of assets, as well as restrictions on dividend payments, unless authorized by DVI and provides DVI with a security interest in substantially all of the assets of PET Wichita.

     (b) On October 24, 2001, the Company obtained a commitment for $1.784 million in medical equipment and leasehold improvement financing from DVI to purchase PET Scanning Equipment and to pay for leasehold improvements necessary to establish PET NJ. The loan has a term of sixty-six months commencing December 15, 2002 and a fixed rate of interest of 9.35%. Repayment of the loan is interest only for the first six months and then amortizing principal and interest for the remaining sixty months. The Company paid a non-refundable $18,250 commitment fee to DVI. The loan agreement has various covenants, including restrictions on any mergers, consolidations, sales of assets, as well as restrictions on dividend payments, unless authorized by DVI and provides DVI with a security interest in substantially all of the assets of the Company, Premier and PET NJ. As of December 31, 2003 all of the $1,784,000 financing has been utilized. Loan is guaranteed by Premier, PET NJ and Morris Management.

     (c) On September 19, 2002, the Company obtained $1.659 million in equipment and leasehold improvement financing from DVI to purchase PET Scanning Equipment and to pay for leasehold improvements necessary to establish the PET Center in Rockville Centre that is managed by PET LI. The loan has a term of sixty-six months commencing December 15, 2002 and a fixed rate of interest of 9.50%. Repayment of the loan is interest only for the first six months and then amortizing principal and interest for the remaining sixty months. Premier and PET Wichita have guaranteed the financing. Premier pledged its equity interest in PET LI as collateral security for such loan and $140,000 of the loan is jointly and severally personally guaranteed by Dr. Schulman and Theodore Shapiro, a Director of the Company and its Chief Executive Officer. The personal guarantees will be released after eighteen months, if certain specified financial conditions are met. The Company paid a non-refundable $15,400 commitment fee to DVI. The loan agreement contains various covenants, including restrictions on any mergers, consolidations, sales of assets, as well as restrictions on dividend payments, unless authorized by DVI and provides DVI with a security interest in substantially all of the assets of the Company, Premier, PET Wichita, and PET LI. As of December 31, 2003 all of the $1,659,000 financing has been utilized. Loan is guaranteed by Premier and PET LI.

     (d) On March 31, 2003, the Company executed a loan agreement with DVI Financial Services, Inc. ("DVI"). The loan agreement provides for a maximum loan of $1,734,000. During the second quarter of 2003, $1,498,000 of the loan was used to purchase PET Scanning Equipment and $77,000 was used to pay for a portion of the leasehold improvements necessary to establish the Hialeah PET Center and $159,000 remains unfunded. The loan has a term of sixty-six months commencing in April 2003 and a fixed rate of interest of 9.25%. The loan agreement contains various covenants, including restrictions on any mergers, consolidations, sales of assets, as well as restrictions on dividend payments, unless authorized by DVI and provides DVI with a security interest in substantially all of the assets of the Company, Premier, PET Wichita, and PET LI. On August 25, 2003, DVI announced that it had filed voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and it is uncertain whether the remaining $159,000 of the total financing commitment will be funded. Premier pledged its equity interest in Hialeah Management as collateral security for such loan. Loan is guaranteed by Premier and Hialeah Management.

     (e) In December 2004, the Company executed a loan agreement with GE Capital Services, Inc. The loan agreement provides for a maximum loan of $458,000. During 2004 the entire loan was used to pay for leasehold improvements necessary to establish the Queens PET Center. The loan has a term of eighty-four months commencing December 31, 2004 and a fixed rate of interest of 8.481%.

(8) Subordinated Notes Payable

     As of December 31, 2004, amounts outstanding on subordinated notes payable are as follows:

  Morris Management (f)                           $   98,000
  PET LI (g)                                         122,000
  Hialeah Management (h)                             172,000
------------------------------------------------------------
Total subordinated notes payable                  $  392,000
============================================================

     The aggregate maturities of the subordinated notes payable are follows:

Year Ending December 31,                              Amount
------------------------                          ----------
   2007                                           $   98,000
   2008                                              172,000
   2009                                              122,000
                                                  ----------
Total maturities of subordinated notes payable    $  392,000
                                                  ==========

     During 2004 and 2003 interest expense on the subordinated notes payable was $37,000 and $33,000, respectively.

     (f) As a part of capitalizing Morris Management and upon PET NJ's obtainment of financing from DVI, Morris Management issued $98,000 of subordinated notes to the Morris Management equity investors. The subordinated notes bear interest at 10% per annum and are subordinate to DVI and no payments under the notes can be made until the DVI financing is paid in full or a waiver is obtained from DVI. The notes are also subordinate to the payments required to be made by Morris Management to Sagemark pursuant to a separate lease agreement between such parties by which the PET scanning equipment and related ancillary medical equipment, furniture and furnishings, leasehold improvements and the premises required for the use of the PET Center, are leased and/or subleased to Morris Management by Sagemark. The subordinated notes require a balloon payment due on December 31, 2007. At December 31, 2004, there is accrued interest payable of $17,000 on such notes.

     (g) As a part of capitalizing PET LI and upon PET LI's obtainment of financing from DVI, PET LI issued $122,000 of subordinated notes to the PET LI equity investor. The subordinated notes bear interest at 10% per annum and are subordinate to DVI and no payments under the note can be made until the DVI financing is paid in full or a waiver is obtained from DVI. The subordinated notes require a balloon payment due December 31, 2009. At December 31, 2004 there is accrued interest payable of $26,000 on such note.

     (h) As a part of capitalizing Hialeah Management and upon Hialeah Management's obtainment of financing from DVI, Hialeah Management issued $172,000 of subordinated notes to the Hialeah Management equity investors. The subordinated notes bear interest at 10% per annum and are subordinate to DVI and no payments under the notes can be made until the DVI financing is paid in full or a waiver is obtained from DVI. The subordinated notes require a balloon payment due September 30, 2008. At December 31, 2004 there is accrued interest payable of $30,000 on such note.

(9) Income Taxes

     For 2004 and 2003, the Company had state income tax expense of $26,000 and $6,000, respectively. Deferred taxes based upon differences between the financial statement and tax basis of assets and liabilities and available tax carry-forwards are summarized in the following table.

As of December 31, 2004

------------------------------------------------------------
Net operating loss carry-forward                 $14,419,000
Unrealized holding (gain) loss                        15,000
Related party bad debt provision                     245,000
Allowance for doubtful accounts receivable            18,000
Alternative minimum tax credit carry-forward          17,000
Impaired investment write-off                        333,000
Stock compensation expense                            32,000
Depreciation                                        (434,000)
------------------------------------------------------------
Net deferred tax asset                            14,645,000
Valuation allowance                               14,645,000
------------------------------------------------------------
                                                 $        --
============================================================

     For the year ended December 31, 2004 the valuation allowance for net deferred tax assets increased by $62,000. The net increase was the result of increased change in net temporary differences of $169,000 offset by the expiration of $107,000 of net operating loss carryforwards. Based upon the level of historical tax losses, the Company has established the valuation allowance against the entire net deferred tax asset.

     As of December 31, 2004, the Company has net operating loss carry-forwards approximating $46,638,000. On June 28, 2004, pursuant to the Stock Purchase Agreement, as amended, between the Company and Premier's Founders, the Company issued 1,415,000 shares of the Company's common stock to the Premier Founders. The issuance of such shares will limit the Company's utilization of its tax net operating loss carryover to approximately $420,000 per year for losses incurred prior to the issuance of such shares, per Section 382 of the Internal Revenue Code.

     The Company's net operating loss carry-forwards at December 31, 2004 expire as set forth in the following table.

Year carry-forward expires                Amount
------------------------------------------------
2005                                     299,000
2006                                     246,000
2007                                     206,000
2008                                   1,505,000
2009                                   4,482,000
2010                                   6,241,000
2011                                   4,413,000
2012                                   7,017,000
2018                                  15,059,000
2020                                     972,000
2021                                   1,901,000
2022                                   1,622,000
2023                                   1,826,000
2024                                     849,000
------------------------------------------------
Total                                $46,638,000
================================================

     The following table reconciles the statutory federal income tax rate to the effective rate.

Years ended December 31,                   2004         2003
------------------------------------------------------------
Statutory federal income tax rate         (35.0%)      (35.0%)
Increase in (utilization of) net
 operating loss carry-forward              32.9         34.8
Permanent differences                       0.4          0.2
Effective state tax rate                    1.7          0.0
------------------------------------------------------------
Effective income tax rate                   0.0%         0.0%
============================================================

(10) Commitments and Contingencies

(a) Operating Lease Obligations

     The Company leases executive offices located in New York, New York and administrative offices in Boca Raton, Florida under short-term cancelable agreements. PET Wichita leases space in a free standing building under a non-cancelable lease which initially expires in August of 2007 and has an option to renew for periods up to an additional twelve years. The Company leases real estate, which is sub-leased to Morris Management, under a non-cancelable operating lease which initially expires in July 2012 and which has the option to be renewed for two additional five year periods. The Company leases real estate, which is sub-leased to PET LI, under a non-cancelable operating lease which initially expires in May 2012 and which has the option to be renewed for two five year periods. The Company leases real estate, which is sub-leased to Hialeah Management, under a non-cancelable operating lease which initially expires in February 2008 and which has the option to be renewed for three additional five year periods. The Company leases real estate, which is sub-leased to the Queens PET Center under a non-cancelable operating lease which initially expires in May 2014 and which has the option to be renewed for a five year period. The Company leases office equipment for PET Wichita under an operating lease which expires in 2006.

     Total operating lease expense for 2004 and 2003 was $331,000 and $272,000, respectively. During both 2004 and 2003, the Company made aggregate lease payments of $68,000 for its administrative offices in Boca Raton, Florida and its PET Center in Wichita, Kansas from companies controlled by Dr. Schulman.

     As of December 31, 2004 our future minimum lease payments under operating leases are as follows:

   2005                                     $  350,000
   2006                                        358,000
   2007                                        353,000
   2008                                        314,000
   2009                                        303,000
   Thereafter                                1,066,000
                                            ----------
   Total                                    $2,744,000
                                            ==========

(b) Employment Agreements

     On June 14, 2001, the Company entered into an agreement to pay Edward D. Bright, Chairman of the Company's board of directors, $70,000 a year for one year. In addition, the Company granted Mr. Bright a five year warrant to purchase up to 12,500 shares of the Company's common stock at $1.70 per share. Mr. Bright is entitled to certain demand and "piggyback" registration rights with respect to the shares underlying such warrant. The fair market value of the common stock on the date that Mr. Bright's warrant was issued was $2.25 per share, resulting in approximately $7,000 of compensation expense. During 2003 the remaining $2,000 of such compensation expense was recognized as an expense in the statement of operations and as of December 31, 2004 there remains no deferred compensation relating to this warrant.

     On May 21, 2001, the Company issued a five year warrant to purchase up to 12,500 shares of its common stock at $1.31 per share to Robert L. Blessey, Secretary and a member of the Company's board of directors. Mr. Blessey is entitled to certain demand and "piggyback" registration rights with respect to the shares underlying such warrant. The fair market value of the common stock on the date Mr. Blessey's warrant was granted equaled the exercise price and no compensation expense was incurred.

     On May 25, 2001 the Company entered into an employment agreement with Mr. Shapiro, the Company's President, Chief Executive Officer and a Director for a term of five years at an annual base salary of $200,000 per year. During 2003, Mr. Shapiro exchanged $125,000 of salary owed to him for 50,000 shares of Common Stock. During 2004 Mr. Shapiro exchanged $325,000 of salary owed to him for 130,000 shares of Common Stock. On July 1, 2004, Mr. Shapiro agreed to amend his employment agreement which would include a reduction of his base annual salary to $100,000 effective for 2004. Mr. Shapiro is entitled to receive an annual bonus equal to 5% of the Company's net pre-tax profits. On October 14, 2004, the Company and Mr. Shapiro executed an amendment to his employment agreement which effectively limits his annual bonus to $200,000 for years 2004, 2005 and 2006. Mr. Shapiro has not received any annual bonus under his employment agreement through December 31, 2004. Mr. Shapiro is entitled to receive a five year incentive common stock purchase warrant to purchase up to 20,000 shares of the Company's common stock for each $1,000,000 of net pre-tax profits earned by the Company each year during the term of his agreement, up to a maximum of five such warrants each year. Each incentive common stock purchase warrant earned by Mr. Shapiro will be exercisable at a price equal to the closing price of the Company's common stock on the date the warrant is issued. The Company also gave Tara Capital, Inc., a company owned by Mr. Shapiro and his relatives, a warrant to purchase up to 100,000 shares of the Company's common stock at an exercise price of $1.70 per share. Mr. Shapiro is entitled to certain demand and "piggyback" registration rights with respect to the shares of the Company's common stock he may acquire pursuant to his employment agreement. The fair market value of the common stock on the date Mr. Shapiro's warrant was granted equaled the exercise price and no compensation expense was incurred. On March 25, 2005 the term of Mr. Shapiro's Employment Agreement was extended to March 24, 2010.

     On May 17, 2001 the Company entered into an employment agreement with Dr. Schulman to serve as the Chief Executive Officer of Premier for a term of five years. The Company also issued to Dr. Schulman a warrant to purchase up to 100,000 shares of the Company's common stock at an exercise price of $1.31 per share. Dr. Schulman is entitled to certain demand and "piggyback" registration rights with respect to the shares issuable pursuant to the warrant. The fair market value of the common stock on the date Dr. Schulman's warrant was granted equaled the exercise price and no compensation expense was incurred. On December 30, 2003, Dr. Schulman's employment agreement was amended whereby, among other things, he no longer accrued any base salary or bonus and is no longer entitled to receive incentive warrants. Furthermore, the amended employment agreement provides that all unpaid and accrued salary owed to Dr. Schulman, which amounted to $293,000, is waived. Since May 17, 2001 through December 30, 2003, Dr. Schulman had earned aggregate salaries of $418,000 of which $125,000 was exchanged in 2003 for 50,000 shares of Common Stock. In 2004, Dr. Schulman provided services valued at $25,000, and such amount was recorded as salaries and benefits expense. At December 31, 2004, the $25,000 has not been paid and is included in accrued payroll. On March 25, 2005 the term of Dr. Schulman's Employment Agreement was extended to March 24, 2010.

     On March 4, 2001, the Company entered into an agreement to employ George W. Mahoney as its Chief Financial Officer for a period of 3 years at an annual base salary of $70,000 per year. Per the terms of the agreement, upon consummation of the Premier Acquisition, Mr. Mahoney's annual base salary was increased to $140,000 and subsequently increased to $185,400. In addition, on August 3, 2001, Mr. Mahoney received an option to purchase 45,000 shares of the Company's common stock at an exercise price of $1.90 per share. The fair market value of the common stock on the date Mr. Mahoney's option was granted equaled the exercise price and no compensation expense was incurred.

     On January 25, 2005, the Company entered into an employment agreement with Elizabeth Farrell Longton to serve as its Vice President of Operations for an initial term of three years at a base salary of $140,000 per year. Ms. Longton is entitled to bonus compensation of $5,000 and an option to purchase 5,000 shares of Common Stock with an exercise price equal to the fair market value of the common stock on the date of grant for each instance in which (i) future PET Centers commence operations and (ii) future PET Centers achieve positive cash flow. The employment agreement automatically renews for successive one year periods until such time as either Ms. Longton or the Company gives to the other, notice of intent to terminate the employment agreement. In the event the employment agreement is not renewed, the Company is obligated to pay Ms. Longton a lump sum equal to six months base salary. In addition, Ms. Longton received an option to purchase 35,000 shares of the Company's common stock at an exercise price of $3.91 per share. The fair market value of the common stock on the date Ms. Longton's option was granted equaled the exercise price and no compensation expense was incurred.

     On January 2, 2003, the Company entered into an Indemnification Agreement with Mr. Shapiro, Dr. Schulman, Mr. Blessey, Mr. Bright, Dr. Mishrick and Mr. Mahoney (all officers and or directors and each an "Indemnitee" and collectively, the "Indemnitees"). The Indemnification Agreement provides the Indemnitees with greater protection than what is provided to them by the Company's Articles of Incorporation. Pursuant to the Indemnification Agreement, the Corporation has agreed, among other things, to provide the Indemnitees with the following (1) mandatory indemnification in proceedings other than those by or in the right of the corporation; (2) mandatory indemnification in proceedings by or in the right of the corporation; (3) mandatory indemnification against expenses incurred while testifying; and, (4) reimbursement of expenses following adjudication of negligence. The Indemnification Agreement shall continue until and terminate upon the later of (a) ten years after the date that an Indemnitee ceases to be employed by the Company or any of its subsidiaries (including service as a member of the Board of Directors); (b) the final termination of any pending or threatened legal actions or proceedings to which the Indemnitee may be indemnified pursuant to the Indemnification Agreement; or, (c) the expiration of all applicable statutes of limitation with respect to all such actions or potential actions to which the Indemnitee is or could be a party as a result of his services to the Company and/or its subsidiaries.

(c) Radiology Services Agreements for PET NJ

     On July 23, 2003, PET NJ entered into a radiology agreement (the "Radiology Services Agreement") with a New Jersey professional corporation (the "Radiologist"). The term of the Radiology Services Agreement is two years commencing July 23, 2003 and expiring July 22, 2005, subject to automatic renewal for two successive two year periods unless earlier terminated by either party pursuant to the termination provisions of the Radiology Services Agreement. The Radiologist will receive a fee of $170 for each PET imaging scan read an interpreted by it. Such fee is payable, not to exceed 10% of the monthly gross revenues of PET NJ as defined per the Agreement.

(d) PET Scanning Equipment Service Agreements

     On June 26, 2002, PET Wichita entered into a five year service agreement with CTI, Inc. ("CTI") from whom PET Wichita purchased its PET Scanning Equipment in 2001. The service agreement commenced August 1, 2002 and expires July 31, 2007. PET Wichita makes monthly payments of $9,167 per the terms of the Service Agreement. At the completion of the second year of the service agreement the monthly payment will be adjusted to reflect current market conditions, but in no event will the monthly payment amount be increased. As of December 31, 2004, and the date of this report, the Company has only made payments required by this service agreement through the February 2004 monthly payment.

     On June 26, 2002, PET LI entered into an equipment purchase order with CTI to purchase PET Scanning Equipment. This purchase order was subsequently assigned to Sagemark. The PET Scanning Equipment has a one year warranty and PET LI entered into a service agreement with CTI which commences upon the expiration of the warranty. The service agreement was also subsequently assigned to Sagemark and has a term of four years and is payable in monthly installments of $9,167. This service agreement commenced October 24, 2003 and expires October 23, 2007.

     On June 30, 2002, Sagemark entered into an equipment purchase order with CTI to purchase PET Scanning Equipment for PET NJ. The PET Scanning Equipment has a one year warranty and Sagemark entered into a service agreement with CTI which commences upon the expiration of the warranty. The service agreement has a term of four years and is payable in monthly installments of $9,167. This service agreement commenced February 21, 2004 and expires February 20, 2008.

     On October 10, 2002, Sagemark entered into an equipment purchase order with CTI to purchase PET Scanning Equipment for the Hialeah PET Center. The PET Scanning Equipment has a one year warranty and Sagemark entered into a service agreement with CTI which commences upon the expiration of the warranty. The service agreement has a term of four years and is payable in monthly installments of $9,167. This service agreement commenced February 7, 2004 and expires February 6, 2008.

     On December 21, 2004, Sagemark entered into a capital lease with GE Capital Services, Inc. for the acquisition of PET/CT Scanning Equipment for the Queens PET Center. The PET/CT Scanning Equipment has a one year warranty and Sagemark entered into a service agreement with GE Capital Services, Inc. which commences upon the expiration of the warranty. The service agreement has a term of six years and is payable in monthly installments of $12,916, plus taxes beginning December 21, 2005 and expires December 21, 2011.

(11) Capital Stock

Common Stock
------------

     As of December 31, 2004, the authorized number of shares of common stock, par value $0.01, is 25,000,000 shares of which 6,927,761 shares are issued, 6,581,003 shares are outstanding and 346,758 shares are held in treasury.

     During 2003, the Company commenced a private placement offering to accredited investors for the sale of 440,000 shares of its common stock. The Company offered each share of common stock at $2.50 per share. There were no commissions or other compensation that was paid by the Company in connection with the offerings. Pursuant to the private placement, on February 28, 2003 the Company sold 260,000 shares for $650,000, on March 31, 2003 the Company sold 100,000 shares for $250,000, on April 11, 2003 the Company sold 40,000 shares for $100,000 and on December 22, 2003 the Company sold 40,000 shares for $100,000. The Company incurred offering expenses of $29,000 in connection with the private placement resulting in aggregate net proceeds of $1,071,000. Of the shares sold, Mr. Shapiro purchased 50,000 shares in exchange for $125,000 of deferred salary owed to him and Dr. Schulman purchased 50,000 shares in exchange for $125,000 of deferred salary owed to him.

     On March 1, 2004 Mr. Shapiro exchanged $275,000 of accrued salary for 110,000 shares of the Company's common stock. On May 3, 2004 Mr. Shapiro exchanged $33,333 of accrued salary for 13,333 shares of the Company's common stock. On June 1, 2004 Mr. Shapiro exchanged $16,667 of accrued salary for 6,667 shares of the Company's common stock. On July 1, 2004, Mr. Shapiro waived his salary under his employment agreement until such time as he notifies the Company that such salary should resume.

     On June 28, 2004, the Company sold 40,000 shares of its common stock for $100,000 to an accredited investor pursuant to a private placement offering at $2.50 per share.

     On June 28, 2004, pursuant to the Stock Purchase Agreement, as amended, between the Company and Premier's Founders, the Company issued 1,415,000 shares of the Company's common stock to the Premier Founders. The value of the shares was $4,811,000 and represents goodwill. The issuance of such shares will limit the Company's utilization of its tax net operating loss carryover to approximately $420,000 per year for losses incurred prior to the issuance of such shares, per Section 382 of the Internal Revenue Code.

     On November 29, 2004, the Company consummated an initial closing of a private placement of its securities pursuant to a Placement Agency Agreement entered into between it and Joseph Stevens & Company, Inc., as Placement Agent (the "Placement Agent"), dated October 14, 2004 (the "Agency Agreement"). The securities sold consisted of Units comprised of shares of the Company's common stock and warrants to purchase shares of the Company's common stock. The Company sold an aggregate of 1,730,750 shares of common stock at a purchase price of $2.00 per Share and delivered warrants to purchase an aggregate of 865,375 shares of the Company's common stock at an exercise price of $4.00 per share. On December 29, 2004, the Company consummated a second closing in connection with the private placement and sold an aggregate of 1,180,000 shares of common stock at a purchase price of $2.00 per share and delivered warrants to purchase an aggregate of 590,000 shares of the Company's common stock at an exercise price of $4.00 per share. On January 13, 2005, the Company consummated a third and final closing in connection with a private placement and sold an aggregate of 839,250 shares of common stock at a purchase price of $2.00 per share, delivered warrants to purchase an aggregate of 419,625 shares of the Company's common stock, at an exercise price of $4.00 per share, and delivered to the Placement Agent, warrants to purchase an aggregate of 1,125,000 shares of the Company's common stock for $2.00 per share.

     Under the terms of the Agency Agreement, the Placement Agent received a cash commission fee of 9% of the gross proceeds to the Company of the securities sold at each closing, a cash consulting fee of 2% of the gross proceeds of the securities sold at each closing, plus a non-accountable expense allowance equal to 1% of such proceeds. In addition, the Company agreed to issue to the Placement Agent warrants to purchase shares of the Company's common stock during a period of five years in an amount equal to 20% of the shares of common stock sold in the private placement and 20% of the number of shares of common stock issuable pursuant to warrants issued to investors in the private placement. The warrants issuable to the Placement Agent provide the Placement Agent with the right to purchase an aggregate of 1,125,000 shares of the Company's common stock and are exercisable at $2.00 per share and provide for cashless exercise.

     Pursuant to the Agency Agreement, the Company also agreed to file with the Securities and Exchange Commission a Registration Statement covering the Shares, the Warrant Shares and the shares of the Company's common stock reserved for issuance under the Placement Agent Warrants. If such Registration Statement is not filed within the required time frame, or does not become effective within the required time frame, or does not remain effective for any thirty (30) consecutive days, the Company has agreed to issue to the investors in the Private Placement, additional Shares and to increase the number of Warrant Shares for each thirty (30) day period in which the Company fails to comply with such requirements, all as more specifically provided in the Agency Agreement. Such Registration Statement was filed within the required time period.

Preferred Stock
---------------

     As of December 31, 2004, the authorized number of shares of undesignated preferred stock, par value $1.00 per share, is 2,000,000 shares of which the following 2,962 shares are issued and outstanding as of December 31, 2004:

     Series B (170 shares issued and outstanding) - The Series B subordinated preferred stock is redeemable at the option of the Company at the issue price of $87.50 per share. Each share is entitled to a $3.50 annual dividend, which is contingent upon after tax earnings in excess of $200,000. In the event of involuntary liquidation, the holders are entitled to $87.50 per share and all accrued dividends. Accumulated dividends on the Series B Preferred stock as of December 31, 2004 approximated $1,000. No dividends were declared for 2004 and 2003.

     Series E (92 shares issued and outstanding) - The Series E preferred stock is entitled to an annual dividend of $.10 per share contingent upon after tax earnings in excess of $200,000. Accumulated dividends on the Series E preferred stock as of December 31, 2004 approximated $18. No dividends were declared for 2004 and 2003.

     Series F (2,700 shares issued and outstanding) - In consideration for certain creditors granting extensions on former Company debts, the Company issued, in 1984, 2,700 shares of preferred stock at $1.00 per share. The nonvoting preferred stock, designated Series F, with a dividend rate of $8.00 per share, is redeemable at the option of the Company after July 1993 for $1.00 per share. The dividend is non-cumulative and is payable within 100 days from the close of any year in which net income after tax exceeds $500,000, and all dividends due on the Series B preferred stock are paid or provided for. Accumulated dividends on the Series F preferred stock as of December 31, 2004 approximated $43,000. No dividends were declared for 2004 and 2003.

(12) Treasury Stock

     In October 1998, the Board of Directors authorized the Company to repurchase its common stock in unsolicited open market transactions in amounts of up to $500,000, pursuant to which the Company repurchased 80,096 shares in transactions with an aggregate value of $247,000. On March 7, 2001, the Board of Directors authorized the purchase of shares of the Company's common stock in unrestricted open market transactions, subject to the aggregate purchase price for such shares not exceeding $25,000, however, no additional shares were repurchased pursuant to the March 7, 2001 authorization. On March 12, 2002, the Company consummated the TAL Purchase Agreement pursuant to which it transferred to TAL an approximate 27% limited partnership interest in Trident owned by it in exchange for 266,662 shares of the Company's common stock owned by TAL. As of December 31, 2004 and 2003 there were 346,758 shares of common stock held in treasury.

(13) Long-term Incentive Plans

     On July 22, 1999, the stockholder's of the Company approved the 1999 long-term incentive plan. Pursuant to the plan, the following stock purchase warrants and stock options were issued:

     On March 7, 2001, the Company granted to Tara, a corporation in which Mr. Shapiro owns 10%, five year warrants to purchase an aggregate of 275,000 shares of its common stock at an exercise price of $1.125 per share and to Mr. Bright a five year warrant to purchase 50,000 shares of its common stock at an exercise price of $1.125 per share.

     On May 21, 2001, the Company granted to Dr. Schulman a five year warrant to purchase 100,000 shares of its common stock at an exercise price of $1.31 per share and to Mr. Blessey, a five year warrant to purchase 12,500 shares of its common stock at an exercise price of $1.31 per share.

     On May 25, 2001, the Company granted to Tara a five year warrant to purchase 100,000 shares of its common stock at an exercise price of $1.70 per share.

     On June 14, 2001, the Company granted to Edward D. Bright, Chairman of the Board, a five year warrant to purchase 12,500 shares of its common stock at an exercise price of $1.70 per share. During 2004 and 2003 the Company recorded deferred stock compensation expense related to this warrant of $2,000 and $2,000 respectively.

     On August 3, 2001, the Company issued to Mr. Mahoney an option to purchase 45,000 shares of its common stock at an exercise price of $1.90 per share and to four other non executive employees options to purchase an aggregate of 48,000 shares of its common stock at an exercise price of $1.90 per share, with terms ranging from four to six years. Options to purchase 17,000 shares of common stock were forfeited upon the resignation of the holders of such options.

     In May 2002, pursuant to a Medical Advisory Agreement between the Company and a physician, the Company issued to the physician, a warrant to purchase 80,000 shares of its Common Stock exercisable at $3.45 per share, which was the fair market value on the date of issuance. Using the Black-Scholes option valuation formula, the warrant was valued at $276,000, representing deferred compensation expense which is reported as a separate component of shareholders' equity, and is being amortized over thirty-six months, the term of the Medical Advisory Agreement. During 2003 the Company recorded amortized deferred stock compensation expense of $8,000 related to this warrant. During January 2003, the Medical Advisory Agreement was mutually terminated and the warrant to purchase 80,000 shares of common stock was cancelled. As a result of the cancellation of the warrant to purchase 80,000 shares of common stock, during the first quarter of 2003, deferred stock compensation expense and additional paid-in capital, both separate components of shareholders' equity, were reduced by $214,000.

     On April 15, 2003, pursuant to an employment offer letter issued to a newly hired PET Technologist by Rockville PET Imaging, P.C., the PET Center managed by Premier's subsidiary, PET LI, the Company issued a warrant to purchase 10,000 shares of its common stock for $3.50 per share. The option has a term of four years from the date of issuance, a three year vesting period and was valued at $13,030 which is being amortized over the three year vesting period. During 2004 and 2003, the Company recorded amortized deferred stock compensation expense of $3,000 and $2,000, respectively, related to this warrant.

     The Company discloses information regarding stock options and similar equity instruments (collectively "Options") issued to employees pursuant to SFAS No. 123 and SFAS No. 148. As permitted by SFAS No. 123, the Company continues to measure compensation cost for stock option plans in accordance with APB No. 25, "Accounting for Stock Issued to Employees" and discloses the effects, on a pro forma basis, of using SFAS No. 123 in the footnotes to the financial statements. (See note 17). For purposes of calculating the pro forma expense under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following assumptions were used during the respective years to estimate the fair value of options granted:

Years ended December 31,                   2004         2003
------------------------------------------------------------
Dividend yield                              n/a         0.0%
Expected volatility                         n/a       59.48%
Risk-free interest rate                     n/a        2.12%
Expected life of options (years)            n/a         4.00

     Compensation cost charged to operations in 2004 and 2003 was $5,000 and $12,000, respectively. Had compensation cost for the Company's stock option plan been determined consistent with the fair value method outlined in SFAS No. 123, the impact on the Company's net loss and loss per common share would have been as follows:

Years ended December 31,                   2004          2003
-------------------------------------------------------------
Net loss as reported                  ($818,000)  ($1,584,000)
Deduct:  Amount by which stock-
 based employee compensation as
 determined under fair value
 based method for all awards
 exceeds the compensation as
 determined under the intrinsic
 value method                           (63,000)      (72,000)
-------------------------------------------------------------
Pro forma net loss                     (881,000)  ($1,656,000)
=============================================================

Basic and diluted net loss per common share:

  As reported                            $(0.26)       ($0.80)
  Pro forma under SFAS No. 123           $(0.28)       ($0.84)

     The following table summarizes the Company's fixed stock purchase warrants and options for 2004 and 2003.

                                                   2004                   2003
                                                 Weighted               Weighted
                                                 Average                Average
                                        2004     Exercise      2003     Exercise
                                       Shares      Price      Shares      Price
--------------------------------------------------------------------------------
Outstanding at beginning of year      636,000      $1.38     720,000      $1.59
Granted                                    --         --      10,000      $3.50
Exercised                                  --         --          --         --
Forfeited                                  --         --     (94,000)     $3.22
Outstanding at end of year            636,000      $1.38     636,000      $1.38
Options exercisable at year end       625,666      $1.36     619,333      $1.35
Weighted-average fair value of
 options granted during the year                     n/a                  $1.30

Shares subject to the 1999
 long-term incentive plan           1,600,000              1,600,000
Shares issued pursuant to the
 1999 long-term incentive plan             --                636,000
Shares available for issuance
 under the 1999 long-term
 incentive plan                       964,000                964,000

     As of December 31, 2004, the 636,000 warrants and options outstanding have exercise prices ranging between $1.13 and $3.50 and a weighted-average remaining contractual life of 1.25 years. On March 25, 2005 the term of all options and warrants held by officers and directors of the company, and their designees and transferees (605,000 shares at exercise prices ranging from $1.12 to $1.90) were extended to March 24, 2010.

(14) Warrants Issued Outside of the Company's Long-term Incentive Plan

     In connection with a private placement of its securities, in November 2004 and December 2004, the Company granted warrants to purchase an aggregate of 873,225 shares of common stock for $2.00 per share and warrants to purchase an aggregate of 1,455,375 shares of common stock for $4.00 per share. The weighted average exercise price of the warrants issued in 2004 was $3.25 and have a weighted average remaining contractual life of 4.95 years. All of the warrants are exercisable at year end. In January 2005, in connection with the same private placement, the Company granted warrants to purchase an aggregate of 251,775 shares of common stock for $2.00 per share and warrants to purchase an aggregate of 419,625 shares of common stock for $4.00 per share. Because these warrants were issued in connection with an equity financing the fair value of such warrants is considered a discount on the offering and will be a reduction of paid-in capital at the time that the warrants are exercised, if ever, and will not be compensation expense charged to operations.

(15) Related Party Transactions

     Robert L. Blessey is a member of the Company's board of directors and is the Company's general counsel. During 2004 and 2003 the Company incurred $233,000 and $150,000 of legal fees., respectively, to Mr. Blessey. At December 31, 2004 the Company owes Mr. Blessey $443,000.

     Dr. Stephen A. Schulman is a member of the Company's board of directors and the Chief Executive Officer of Premier. During each of 2004 and 2003, the Company made aggregate lease payments of $68,000 for its administrative offices in Boca Raton, Florida and a building for PET Wichita to companies controlled by Dr. Schulman. During 2004 and 2003 the Company incurred billing and collection expenses of $94,000 and $62,000, respectively, and CT Fusion Scan fees of $25,000 and $38,000, respectively, both payable to companies controlled by Dr. Schulman. At December 2004 the Company owes such entities $221,000. During 2004 and 2003, $52,000 and $111,000, respectively, of net patient service revenue was from an entity owned by Dr. Schulman.

     On May 14, 2001 the Company acquired all of the stock of Premier P.E.T. Imaging International, Inc. and Premier Cyclotron International Corp. from Pamels Corp., Mercury Capital Corp., John M. Donaldson Revocable Trust, Tara Capital, Inc. and Bocara Corporation (the "Sellers") for 6,000 shares of the Company's common stock. Theodore B. Shapiro, the Company's Chief Executive Officer, President and a member of the Company's board of directors, owns 10% of Tara Capital, Inc. and the remaining 90% is owned by his relatives. Robert L. Blessey, Secretary and a member of the Company's board of directors, is a shareholder of Bocara Corporation. Dr. Schulman, a member of the Company's board of directors and Chief Executive Officer of Premier is a shareholder of Pamels Corp. The Sellers will receive an additional 319,500 shares of the Company's common stock for each of the first six PET Centers established by Premier if and when the PET Center achieves positive earnings (calculated before the deduction of interest expense, income taxes, depreciation and amortization) in any month during the first eighteen months of each PET Center's operations. By virtue of an agreement dated as of December 2, 2002, we modified this agreement with respect to our Wichita, Kansas PET Center by extending the applicable time period for an additional twelve months and by agreeing that the admission of an additional partner in Premier P.E.T. Imaging of Wichita LLC prior to such date will be an additional condition to the issuance of such shares. On December 30, 2003 the Stock Purchase Agreement was amended whereby, among other things, Premier's Founders reduced the number of shares they were entitled to receive by 502,000 shares. On June 28, 2004, pursuant to the Stock Purchase Agreement, as amended, between the Company and Premier's Founders, the Company issued 1,415,000 shares of the Company's common stock to the Premier Founders. The value of the shares was $4,811,000 and represents goodwill. The issuance of such shares will limit the Company's utilization of its tax net operating loss carryover to approximately $420,000 per year for losses incurred prior to the issuance of such shares, per Section 382 of the Internal Revenue Code.

(16) Legal Proceedings

     Although the Company is a party to certain legal proceedings that have occurred in the ordinary course of business, the Company does not believe such proceedings to be of a material nature.

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(17) New Authoritative Pronouncements

      In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4". The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004.

     In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions". The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively.

     In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment" Statement 123(R) will provide investors and other users of financial statements with more complete financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities that are small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. The Company expects to adopt SFAS No. 123R, effective with the beginning of the quarter ended March 2006. Adoption of the standard is currently expected to reduce future earnings by an amount consistent with the reductions shown in recent pro forma disclosures provided under the provisions of SFAS No. 123. Application of this pronouncement requires significant judgment regarding the assumptions used in the selected option pricing model, including stock price volatility and employee exercise behavior. Most of these inputs are either highly dependent on the current economic environment at the date of grant or forward-looking over the expected term of the award. As a result, the actual impact of adoption on future earnings could differ significantly from our current estimate.

     The Company expects that the adoption of the new statements will not have a significant impact on its financial statements.

(18) Subsequent Events

     On January 13, 2005, the Company consummated a third and final closing in connection with a private placement of its securities (the "Private Placement") pursuant to a Placement Agency Agreement entered into between it and Joseph Stevens & Company, Inc., as Placement Agent (the "Placement Agent"), dated October 14, 2004 (the "Agency Agreement"). The securities sold at such closing

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consisted of Units comprised of shares of the Company's common stock (the
"Shares") and warrants to purchase shares of the Company's common stock (the "Warrants"). At such closing, the Company sold an aggregate of 839,250 Shares at a purchase price of $2.00 per Share and delivered Warrants to purchase an aggregate of 419,625 shares of the Company's common stock at an exercise price of $4.00 per share.

     The Warrants entitle the holders to purchase shares of the Company's common stock reserved for issuance thereunder (the "Warrant Shares") for a period of five years from the date of issuance at an exercise price of $4.00 per share. The Warrants contain certain anti-dilution rights and are redeemable by the Company, in whole but not in part, on terms specified in the Warrants.

     Under the terms of the Agency Agreement, the Placement Agent received, among other compensation, a cash commission fee of nine (9%) percent of the gross proceeds to the Company of the securities sold at such closing, a cash consulting fee of two (2%) percent of the gross proceeds of the securities sold at such closing, plus a non-accountable expense allowance equal to one (1%) percent of such proceeds.

     In addition, pursuant to the terms of the Agency Agreement, the Company agreed to issue to the Placement Agent, as partial consideration for its services under the Agency Agreement, warrants to purchase shares of the Company's common stock during a period of five years in an amount equal to 20% of the Shares sold in the Private Placement and 20% of the number of Warrant Shares issuable pursuant to Warrants issued to investors in the Private Placement (the "Placement Agent Warrants"). The Placement Agent Warrants are exercisable at $2.00 per share, contain substantially the same anti-dilution rights as the Warrants, and provide for cashless exercise. On January 13, 2005, the Company issued to the Placement Agent, warrants to purchase an aggregate of 1,125,000 shares of common stock for $2.00 per share.

     Pursuant to the Agency Agreement, the Company also agreed to file with the Securities and Exchange Commission a Registration Statement covering the Shares, the Warrant Shares and the shares of the Company's common stock reserved for issuance under the Placement Agent Warrants. If such Registration Statement is not filed within the required time frame, or does not become effective within the required time frame, or does not remain effective for any thirty (30) consecutive days, the Company has agreed to issue to the investors in the Private Placement, additional Shares and to increase the number of Warrant Shares for each thirty (30) day period in which the Company fails to comply with such requirements, all as more specifically provided in the Agency Agreement.

     The securities discussed above were offered and sold in reliance upon exemptions from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) of the Act and Rule 506 promulgated thereunder. Such securities were sold exclusively to accredited investors as defined by Rule 501(a) under the Act.

     On January 25, 2005, the Company entered into an employment agreement with Elizabeth Farrell Longton to serve as its Vice President of Operations for an initial term of three years at a base salary of 140,000 per year. Ms. Longton is entitled to bonus compensation of $5,000 and an option to purchase 5,000 shares of Common Stock with an exercise price equal to the fair market value of the common stock on the date of grant for each instance in which (i) future PET Centers commence operations and (ii) future PET Centers achieve positive cash flow. The employment agreement automatically renews for successive one year periods until such time as either Ms. Longton or the Company gives to the other, notice of intent to terminate the employment agreement. In the event the employment agreement is not renewed, the Company is obligated to pay Ms. Longton a lump sum equal to six months base salary. In addition, Ms. Longton received an option to purchase 35,000 shares of the Company's common stock at an exercise price of $3.91 per share. The fair market value of the common stock on the date Ms. Longton's option was granted equaled the exercise price and no compensation expense was incurred.

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     On March 1, 2005, the Company entered into a premises lease agreement for corporate office space in Boca Raton, Florida. The lease agreement has a term of five years, required a deposit of $11,236 and requires minimum monthly lease payments of $5,219.

     On March 25, 2005, the Board of Directors of the Company approved extensions of the Employment Agreement between the Company and Theodore B. Shapiro, President and Chief Executive Officer of the Company, and the Employment Agreement between Dr. Stephen A. Schulman and Premier P.E.T. Imaging International, Inc., through and including March 24, 2010. In addition, the Board of Directors of the Company, on such date, approved extensions of the terms of all options and warrants held by officers and directors of the Company, and their designees and transferees, through and including March 24, 2010.

(19) Subsequent Event - Unaudited

     In April, 2005, the Company concluded negotiations with an independent third party to sell its 24.1% limited partnership interest in Trident Growth Fund, L.P. for $2,500,000, $1,300,000 of which will be payable in cash at closing and the balance of $1,200,000 by the purchaser's ten year secured promissory note. The Company and such purchaser are currently negotiating the terms of a written Purchase Agreement with respect to such sale. There can be no assurance as to whether or when the Company will execute such Purchase Agreement with such purchaser or, if so, what the final terms of such transaction will be.

                                      F-34